As filed with the Securities and Exchange Commission on June 6, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Flextronics International Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Singapore	Not Applicable
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

36 Robinson Road, #18-01

City House
Singapore 068877
(65) 6299-8888
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael E. Marks

Chief Executive Officer
Flextronics International Ltd.
36 Robinson Road, #18-01
City House
Singapore 06887
(65) 6299-8888
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Timothy Stewart, Esq. Flextronics International Ltd. c/o Flextronics International USA, Inc. 2090 Fortune Drive San Jose, CA 95131	David K. Michaels, Esq. Cynthia E. Garabedian, Esq. Fenwick & West LLP Two Palo Alto Square Palo Alto, California 94306

     Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amounts to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)(2)	Unit(2)(3)	Price(1)(2)(3)	Registration Fee(3)

Debt Securities(4)

Ordinary Shares, par value S$0.01 per share(5)

Warrants(6)

Total			$1,000,000,000	$92,000

(1)	The initial public offering price of any securities denominated in any foreign currencies or currency units shall be the U.S. dollar equivalent thereof based on the prevailing exchange rates at the respective times such securities are first offered. For securities issued with an original issue discount, the amount to be registered is the amount as shall result in aggregate gross proceeds of $1,000,000,000.

(2)	Pursuant to General Instruction II.D to Form S-3, the Amount To Be Registered, Proposed Maximum Aggregate Offering Price Per Security and Proposed Maximum Aggregate Offering Price has been omitted for each class of securities that are registered hereby.

(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and reflects the maximum offering price of securities that may be issued rather than the principal amount of any securities that may be issued at a discount. Pursuant to Rule 457(p), the entire registration fee is being paid by application of $92,000 of the unused $139,800.37 of the registration fee previously paid in connection with the Registration Statement (Registration No. 333-46770) initially filed with the Commission on September 27, 2000.

(4)	An indeterminate amount of debt securities are covered by this Registration Statement. Debt securities may be issued (i) separately or (ii) upon exercise of warrants to purchase debt securities, which are registered hereby.

(5)	An indeterminate number of ordinary shares, par value S$0.01 per share, are covered by this Registration Statement. These ordinary shares may be issued (i) separately, (ii) upon the conversion or exchange of debt securities, or (iii) upon exercise of warrants to purchase ordinary shares. Any ordinary shares issued upon the conversion or exchange of debt securities will be issued without the payment of additional consideration.

(6)	An indeterminate number of warrants, each representing the right to purchase an indeterminate number of debt securities or ordinary shares, each of which are registered hereby, are covered by this Registration Statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

SUBJECT TO COMPLETION. DATED JUNE 6, 2002.

PROSPECTUS

$1,000,000,000

Flextronics International Ltd.

Debt Securities

Ordinary Shares

Warrants

       This prospectus includes a general description of the debt securities, ordinary shares and warrants we may issue from time to time. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

      The ordinary shares are quoted on the Nasdaq National Market under the symbol “FLEX.” On June 4, 2002, the closing sale price of the ordinary shares was $9.89 per share.

       This investment involves a high degree of risk. See “Risk Factors” in the supplement to this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2002.

ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
ENFORCEMENT OF CIVIL LIABILITIES
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF SECURITIES
TAXATION
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Item 14. Other Expenses of Issuance and Distribution.
Item 15. Indemnification of Directors and Officers.
Item 16. Exhibits.
Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
Exhibit 1.01
Exhibit 1.02
Exhibit 4.02
Exhibit 4.03
Exhibit 4.04
Exhibit 4.05
Exhibit 12.01
Exhibit 23.01
Exhibit 23.02
Exhibit 25.01

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may offer from time to time debt securities, ordinary shares and warrants up to an aggregate amount of $1,000,000,000 (or the equivalent in non-U.S. currencies). This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, in addition to this prospectus, we will provide a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement as well as additional information described under the heading “Where You Can Find More Information.”

      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the web site of the Securities and Exchange Commission or at its offices listed under the heading “Where You Can Find More Information.” We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted.

      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

      Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Flextronics” refer to Flextronics International Ltd., a Singapore incorporated public company limited by shares.

      In this prospectus, references to “$” are to United States dollars and references to “S$” are to Singapore dollars.

i

PROSPECTUS SUMMARY

      This section contains a general summary of the information contained in this prospectus. It may not include all of the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

Flextronics International Ltd.

      We are a leading provider of advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the handheld electronics devices, information technologies infrastructure, communications infrastructure, computer and office automation, and consumer devices industries. We provide a network of design, engineering and manufacturing operations in 28 countries across four continents. Our strategy is to provide customers with end-to-end operational services where we take responsibility for engineering, supply chain management, new product introduction and implementation, manufacturing, and logistics management, with the goal of delivering a complete packaged product. In addition to the assembly of printed circuit boards and complete systems and products, our manufacturing services include the fabrication and assembly of plastic and metal enclosures, the fabrication of printed circuit boards and backplanes (which are printed circuit boards into which other printed circuit boards or cards may be inserted) and the fabrication and assembly of photonics components. Throughout the production process, we offer design and technology services; logistics services, such as materials procurement, inventory management, vendor management, packaging and distribution; and automation of key components of the supply chain through advanced information technologies. Finally, we offer after-market services such as network installation. By working closely with our customers and being highly responsive to their requirements throughout the design, manufacturing and distribution process, we believe that we can be an integral part of their operations, accelerate their time-to-market and time-to-volume production, and reduce their production costs. Our principal offices are located at 2 Changi South Lane, Singapore 486123. Our telephone number is (65) 6299-8888.

The Securities We May Offer

      With this prospectus, we may offer debt securities, ordinary shares and warrants, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $1,000,000,000 (or the equivalent in non-U.S. currencies). Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.

Debt Securities

      We may offer general obligations, which may be secured or unsecured, senior or subordinated and which may or may not be convertible into our ordinary shares. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities.” The senior debt securities will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered.

      We will issue the debt securities under an indenture or indentures between us and State Street Bank and Trust Company of California, N.A., as the trustee. In this document, we have summarized general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement of which this prospectus is a part.

Ordinary Shares

      We may issue ordinary shares, par value S$0.01 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our ordinary shares.

Warrants

      We may issue warrants for the purchase of debt securities or ordinary shares. Our board of directors will determine the terms of the warrants.

ENFORCEMENT OF CIVIL LIABILITIES

      We are incorporated in Singapore under the Companies Act. Some of our directors and executive officers reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of our assets, are located outside the United States. As a result, it may not be possible for persons purchasing ordinary shares to effect service of process within the United States upon such persons or Flextronics or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore courts, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.

RISK FACTORS

      An investment in the securities offered by this prospectus involves a high degree of risk. Before investing in these securities, you should carefully consider the information contained under the heading “Risk Factors” in the applicable supplement to this prospectus and under the heading “Forward-Looking Statements” below in this prospectus, as well as the sections of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Factors Affecting Operating Results.”

FORWARD-LOOKING STATEMENTS

      The material included or incorporated by reference in this prospectus and in any accompanying prospectus supplement contains forward-looking statements within the meaning of the securities laws. The words “expects,” “anticipates,” “believes,” “intends,” “plans” and similar expressions identify forward-looking statements. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include:

•	our ability to integrate acquired companies and manage changing operations;

•	fluctuations in our customers’ requirements and in demand for their products;

•	our strategic relationships with OEMs;

•	increased competition;

•	currency fluctuations.

      Certain sectors of the EMS industry have experienced increasing competition, and many of our customers have experienced reduced demand for their products, in fiscal 2002, and these trends have continued in the first quarter of fiscal 2003. This, together with the costs of transitioning an increasing volume of production to lower-cost facilities in the first quarter of fiscal 2003, has adversely affected, and could continue to adversely affect, our gross margins and income from operations. In addition, on May 20, 2002, we entered into an agreement to acquire all of the outstanding capital stock of NatSteel Broadway for approximately $364 million (based on then-current exchange rates) in cash. The transaction is subject to certain conditions, which might not be satisfied. If consummated, we may not achieve the anticipated benefits, or successfully integrate its operations. In addition, the forward-looking statements included or incorporated by reference in this prospectus and in any accompanying prospectus supplement are subject to the other risks and uncertainties discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Factors Affecting Operating Results” in our most recent reports filed with the Securities and Exchange Commission on Form 10-K and Form 10-Q. We undertake no obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

      Unless otherwise indicated in the applicable supplement to this prospectus, the net proceeds from the sale of securities offered under this prospectus will be added to our general funds and may be used for general corporate purposes. General corporate purposes may include:

•	meeting our working capital requirements;

•	funding capital expenditures;

•	repaying debt; and

•	financing acquisitions of facilities, assets and other companies.

      Until the net proceeds have been used, they will be invested in short-term marketable securities.

DIVIDEND POLICY

      Since inception, we have not declared or paid any cash dividends on our ordinary shares, and our credit facility prohibits the payment of cash dividends without the lenders’ prior consent. The terms of our senior subordinated notes also restrict our ability to pay cash dividends. We anticipate that all earnings in the foreseeable future will be retained to finance the continuing development of our business.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table presents our historical ratios of earnings to fixed charges for the periods indicated (in thousands):

	Fiscal Year Ended March 31,

	1998	1999	2000	2001	2002

Ratio of earnings to fixed charges	3.82	1.55	2.78	(2.41)	(0.64)

      For the purposes of computing the ratio of fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

DESCRIPTION OF SECURITIES

      With this prospectus, we may offer debt securities, ordinary shares and warrants, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $1,000,000,000.

      The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement.

Debt Securities

      The following description of the terms of the debt securities summarizes some general terms that may apply to the debt securities offered under this prospectus. The description is not complete, and the particular terms of any issue of debt securities will be described in the applicable prospectus supplement.

General

      The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under one or more separate indentures between us and State Street Bank and Trust Company of California, N.A., as trustee. Senior debt securities will be issued under a senior indenture and subordinated securities will be issued under a subordinated indenture. A copy of the form of each type of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures may be supplemented by one or more supplemental indentures. We refer to the senior indenture and the subordinated indenture, together with any supplemental indentures, as the “indentures” throughout the remainder of this prospectus.

      The indentures do not limit the amount of debt securities that we may issue. The indentures provide that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be secured or unsecured and will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be secured or unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

      We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities and the amount payable at maturity or on acceleration;

•	if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments of principal or interest (or other payments) on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the maturity date, and any other date or dates when payments on the principal must be made or the method of determining that date or dates;

•	interest rates, or the method for determining such rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	the places where payments may be made and the manner of payments;

•	any mandatory or optional redemption provisions;

•	any subordination provisions;

•	the denominations in which debt securities will be issued;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

•	whether the debt securities will be secured or unsecured (and, if secured, the nature of the collateral);

•	whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•	whether and on what terms we will pay additional amounts to any holders of the debt securities in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	the certificates or forms required for the issuance of debt securities in definitive form;

•	the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants;

•	any conversion or exchange provisions, including conversion or exchange prices or rates and adjustments to those prices and rates; and

•	any other specific terms of the debt securities.

      If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

      Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The applicable prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

Senior Debt Securities

      Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other indebtedness that is not subordinated.

Subordinated Debt Securities

      Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors of our subsidiaries.

Registrar and Paying Agent

      The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

      State Street Bank and Trust Company of California, N.A. is our designated security registrar and paying agent for the debt securities.

Conversion or Exchange Rights

      Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

•	any anti-dilution provisions or other events requiring adjustment to the conversion or exchange price.

Global Securities

      We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

      Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for that registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

      The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

      We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

      The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

      So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

      Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

      We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

      We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

      If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

      We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a common depositary, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Merger, Consolidation or Sale of Assets

      Under the terms of the indentures, we may consolidate or merge with another company, or sell, lease or convey all or substantially all our assets to another company, if

•	we are the surviving corporation, or the entity or the person formed by or surviving the consolidation or merger, if other than us, or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of either (1) the United States, any state thereof, the District of Columbia or Singapore or (2) any other country, subject to any limitations or conditions described in the applicable supplement to this prospectus, and, if we are not the surviving corporation, the entity or person formed by or surviving the consolidation or merger expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

•	after giving effect to the consolidation, merger, sale of assets or other transaction, we would not be in default on the debt securities; and

•	certain other conditions are satisfied.

Events of Default

      Unless otherwise provided for in the prospectus supplement, the term “event of default,” when used in the indentures means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments, if any, when due;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	certain events in bankruptcy, insolvency or reorganization of our company; or

•	any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

      An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

      If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

      Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

      If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

      If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

      Each indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under each indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

      We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of an indenture.

Discharge, Defeasance and Covenant Defeasance

      We can discharge or defease our obligations under the indentures as stated below or as provided in the prospectus supplement.

      Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

      Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as “defeasance.” We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indentures, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as “covenant defeasance.” We may effect defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and

•	in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

      Although we may discharge or decrease our obligations under the indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

      Except as provided in the prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

•	add any limitations or conditions that may apply to a consolidation, merger or sale of all or substantially all of our assets to another company;

•	add covenants for the protection of the holders of debt securities;

•	effect modifications that do not adversely affect any outstanding series of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor trustee.

      Each indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

•	extend the stated maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture for any such series.

Concerning the Trustee

      Each indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indentures separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indentures may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series may be effected by the trustee for that series at an office or agency designated by the trustee of that series in New York, New York.

      If the trustee becomes a creditor of our company, each indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

      The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:

•	would not conflict with any rule of law or with the applicable indenture;

•	would not be unduly prejudicial to the rights of another holder of the debt securities; and

•	would not involve any trustee in personal liability.

      Each indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

      Each indenture provides that no incorporator and no past, present or future shareholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or such indenture.

Governing Law

      The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Ordinary Shares

      The following statements are brief summaries of our capital structure and of important rights and privileges of shareholders conferred by the laws of Singapore and our articles of association. These statements summarize the material provisions of the laws of Singapore and our articles but are qualified by reference to our articles, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, and which is available at our San Jose, California office. A copy of our articles is also available for inspection at our registered office in Singapore.

Ordinary Shares

      Our authorized capital consists of 1,500,000,000 ordinary shares, par value S$0.01. There is a provision in our articles to enable us in specified circumstances to issue shares with preferential, deferred or other special rights or restrictions as our directors may determine. The directors may issue shares at a premium and a sum equal to the aggregate amount or value of the premiums will be transferred to a share premium account. All shares presently issued are fully paid and existing shareholders are not subject to any calls on shares. All shares are in registered form. We cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own shares.

New Shares

      New shares may be issued only with the prior approval of our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earlier to occur of:

•	the conclusion of the next annual general meeting; or

•	the expiration of the period within which the next annual general meeting is required by law to be held.

      The shareholders have provided such general authority to issue new shares until our 2002 annual general meeting. Subject to this and the provisions of the Singapore Companies Act and our articles, all new shares are under the control of the directors who may allot and issue new shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose.

Shareholders

      Only persons who are registered in our books are recognized as shareholders and absolute owners of the shares. On June 4, 2002, there were 3,369 holders of our ordinary shares. We may, on giving not less than fourteen days’ notice, close the register of members for any time or times, but the register may not be closed for more than thirty days in any calendar year. Closure is normally made for the purpose of determining shareholders’ entitlement to receive dividends and other distributions and would, in the usual case, not exceed ten days.

Transfer of Shares

      Subject to applicable securities laws, our ordinary shares are freely transferable. The directors may decline to register any transfer of shares on which we have a lien and, for shares not fully paid up, may refuse to register a transfer to a transferee of whom they do not approve. Shares may be transferred by a duly signed instrument of transfer in a form approved by the directors. The directors may decline to register any transfer unless, among other things, it has been duly stamped and is presented for registration together with the share certificate and other evidence of title as they may require. We will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require.

Shareholders’ Meetings

      We are required to hold an annual general meeting in each year. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written request of shareholders representing not less than one-tenth of the total voting rights of all shareholders. In addition, two or more shareholders holding not less than one-tenth of our issued share capital may call a meeting of our shareholders.

      Unless otherwise required by law or by our articles, voting at general meetings is by ordinary resolution, requiring the affirmative vote of a simple majority of the votes cast at a meeting of which at least fourteen days’ written notice is given. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of a majority of not less than 75% of the votes cast at a general meeting of which not less than 21 days’ written notice specifying the intention to propose the resolution as a special resolution has been duly given, is necessary for certain matters under Singapore law, such as an alteration of our articles.

Voting Rights

      Voting at any meeting of shareholders is by a show of hands unless a poll is duly demanded before or on the declaration of the result of the show of hands. If voting is by a show of hands, every shareholder who is present in person or by proxy at the meeting has one vote. On a poll every shareholder who is present in person or by proxy has one vote for every share held by him. A poll may be demanded by any of:

•	the chairman of the meeting;

•	not less than three shareholders present in person or by proxy and entitled to vote; or

•	shareholders present in person or by proxy and representing not less than one-tenth of the total voting rights of all shareholders entitled to attend and vote at the meeting.

Dividends

      In an annual general meeting, our shareholders may declare dividends, but no dividend will be payable in excess of the amount recommended by the directors. The directors may also declare an interim dividend. No dividend may be paid except out of our profits. Except as otherwise may be provided in special rights as to dividends specified in the terms of issue of any shares (no such shares currently being in issue), all dividends are paid pro rata among the shareholders. To date, we have not declared any cash dividends on our shares and have no current plans to pay cash dividends in the foreseeable future.

Bonus and Rights Issues

      In a general meeting, our shareholders may, upon the recommendation of the directors, capitalize any reserves or profits and distribute them as bonus shares to the shareholders in proportion to their shareholdings. A bonus issue is the Singapore equivalent of a stock dividend. The directors may also issue to shareholders rights to take up additional shares, in proportion to their shareholdings. These rights are subject to any conditions attached to the issue and the regulations of any stock exchange on which the shares are listed.

Takeovers

      With effect from January 1, 2002, the acquisition of our shares is regulated by the Securities and Futures Act and the revised Singapore Code on Take-overs and Mergers (the “Code”).

      Under the revised Code, where:

•	any person acquires whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of a company, or

•	any person who, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person acting in concert with him, acquires in any period of six months additional shares carrying more than 1% of the voting rights, such person is required to extend a mandatory take-over offer for the remaining voting shares of the company. The Securities Industry Council is empowered to waive compliance with this requirement.

      An offer made must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or any person acting in concert with him for voting rights of the offeree company during the offer period and within six months prior to its commencement.

Liquidation or Other Return of Capital

      On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Indemnity

      As permitted by the laws of Singapore, our articles provide that, subject to the Companies Act, our directors and officers will be indemnified by us against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, director or employee of us and in which judgment is given in their favor or in which they are acquitted, or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by us against any liability which by law would otherwise attach to them relating to any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to us.

Limitations on Rights to Hold or Vote Ordinary Shares

      Except as discussed above under “Takeovers,” there are no limitations imposed by the laws of Singapore or by our articles on the right of non-resident shareholders to hold or vote ordinary shares.

Transfer Agent

      Our transfer agent is EquiServe L.P., 150 Royall Street, M/S 45-01-07, Canton, Massachusetts 02021.

Warrants

      We may issue warrants, including debt warrants, which are warrants to purchase debt securities, and equity warrants, which are warrants to purchase ordinary shares.

      Each series of warrants will be issued either directly or under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

Debt Warrants

      The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	the title and aggregate number of the debt warrants;

•	any offering price of the debt warrants;

•	the number of debt warrants and debt securities that will be separately transferable;

•	any date on and after which the debt warrants and debt securities will be separately transferable;

•	the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

•	the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants that may be exercised at any one time and the final date on which the debt warrants may be exercised;

•	the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

•	the terms of any right to redeem or call the debt warrants;

•	any book-entry procedure information;

•	any currency or currency units in which the offering price and the exercise price are payable; and

•	any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

Equity Warrants

      The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

•	the title and aggregate number of the equity warrants;

•	any offering price of the equity warrants;

•	the designation and terms of any ordinary shares that are purchasable upon exercise of the equity warrants;

•	if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

•	if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferable;

•	the number of ordinary shares purchasable upon exercise of an equity warrant and the price;

•	the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;

•	if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

•	any currency or currency units in which the offering price and the exercise price are payable;

•	any applicable anti-dilution provisions of the equity warrants;

•	any applicable redemption or call provisions; and

•	any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

TAXATION

      This summary of Singapore and U.S. tax considerations is based on current law and is provided for general information. The discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their investment or tax circumstances, or to certain types of shareholders, including insurance companies, tax-exempt organizations, regulated investment companies, financial institutions or broker-dealers, and shareholders that are not U.S. shareholders, as defined below, subject to special treatment under the U.S. federal income tax laws. U.S. shareholders should consult their own tax advisors regarding the particular tax consequences to such shareholders of any investment in the ordinary shares.

Income Taxation Under Singapore Law

      Under the Income Tax Act, Chapter 134 of Singapore, corporate profits are ordinarily taxed at a rate of 24.5% for the Year of Assessment 2002. The tax rate for the Year of Assessment 2003 is 22%. Until December 31, 2002 Singapore will operate an imputation system for taxing dividends. As a temporary measure to cushion the impact of economic slow-down, Singapore granted a tax rebate for the Year of Assessment 2002. Under this system, where a company has paid normal corporate tax on its profits, the tax paid is imputed to shareholders when a dividend is paid. Thus, the shareholders receive dividends net of the tax paid by us and dividends received by either a resident or a nonresident of Singapore are not subject to further withholding tax. Shareholders are taxed on the cash amount of the dividend plus the amount of corporate tax paid by us. The tax paid by us will be available to shareholders as a tax credit to offset the Singapore income tax liability on their overall income, including the gross amount of dividends. The Singapore Government has announced, however, in Budget 2002 that Singapore will operate a 1-tier corporate tax system with effect from January 1, 2003. Under this new system, dividends are exempt from tax. Companies with unused franking credits as of December 31, 2002 may elect to remain on the existing imputation system for a transitional period of up to five years.

      With effect from Year of Assessment 2002, a partial tax exemption has also been introduced for the first S$100,000 of a company’s chargeable income (other than Singapore dividend income) otherwise taxable at normal corporate rates, as follows:

•	for up to the first S$10,000 of such income, 75% of the income shall be exempt from tax; and

•	for up to the next S$90,000 of such income, 50% of the income shall be exempt from tax.

      However, the imputation system of taxing corporate dividends is not changed by the partial exemption regime. In other words, a company still has to frank dividends paid to its shareholders at the rate of 24.5%.

      Under current Singapore tax law there is no tax on capital gains and, thus, any profits from the disposal of shares are not taxable in Singapore unless the vendor is regarded as carrying on a trade in shares in Singapore, in which case the disposal profits would be taxable as trade profits rather than capital gains.

      There is no stamp duty payable in respect of the issuance of shares. When outstanding shares are acquired, stamp duty is payable on the instrument of transfer of the shares at the rate of S$2 for every S$1,000 of the market value of the shares. However, for instruments of transfer executed between October 13, 2001 and December 31, 2002, the aforesaid rate has been reduced by 30% to S$1.40 for every S$1,000. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore, stamp duty must be paid if the instrument of transfer is received in Singapore. Under our articles, our directors are authorized to refuse to register a transfer unless the instrument of transfer has been duly stamped.

Income Taxation Under United States Law

      For purposes of this summary, the term U.S. shareholders includes (1) individual citizens or residents of the U.S., including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the federal income tax laws (unless such alien individual is not treated as a resident of the U.S. under an applicable income tax treaty), (2) corporations (including any entity treated as a corporation for U.S. tax purposes) created or organized in or under the laws of the U.S., any State of the United States or the District of Columbia, (3) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income or (4) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons.

      If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of a share, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of a share that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding the ordinary shares.

      U.S. shareholders will, upon the sale or exchange of a share, recognize gain or loss for U.S. income tax purposes in an amount equal to the difference between the amount realized and the U.S. shareholder’s tax basis in such a share. If paid in currency other than U.S. dollars, the U.S. dollar amount realized, as determined on the trade date, is determined by translating the foreign currency into U.S. dollars at the spot rate in effect on the settlement date of the sale in the case of a U.S. shareholder that is a cash basis taxpayer. An accrual basis taxpayer may elect to use the spot rate in effect on the settlement date of the sale by filing a statement with the U.S. shareholder’s first return in which the election is effective clearly indicating that the election has been made. Such an election must be applied consistently from year to year and cannot be changed without the consent of the Internal Revenue Service. Such gain or loss will be capital gain or loss if the share was a capital asset in the hands of the U.S. shareholder and will not be short-term capital gain or loss if the share has been held for more than one year. If a U.S. shareholder receives any currency other than U.S. dollars on the sale of a share, such U.S. shareholder may recognize ordinary income or loss as a result of currency fluctuations between the date of such sale and the date such sale proceeds are converted into U.S. dollars.

      U.S. shareholders will be required to report as income for U.S. income tax purposes the amount of any dividend received from us to the extent paid out of our current or accumulated earnings and profits, as determined under current U.S. income tax principles. If over 50% of our stock, by vote or value, were owned by U.S. shareholders who individually held 10% or more of our voting stock, after applying certain attribution principles, the U.S. shareholders who, after applying certain attribution principles, individually held 10% or more of our voting stock potentially would be required to include in income a portion or all of their pro rata share of our earnings and profits and the earnings and profits of our non-U.S. subsidiaries. If 50% or more of our assets during a taxable year produced or were held for the production of passive income, as defined in Section 1297(b) of the Internal Revenue Code (for example, certain forms of dividends, interest and royalties), or 75% or more of our gross income for a taxable year was passive income, adverse U.S. tax consequences could result to all of our U.S. shareholders.

      Shareholders that are not U.S. shareholders (“non-U.S. shareholders”) will not be required to report for U.S. federal income tax purposes the amount of any dividend received from us. Non-U.S. shareholders, upon the sale or exchange of a share, would generally not be required to recognize gain or loss for U.S. federal income tax purposes.

Estate Taxation

      In the case of an individual who is not domiciled in Singapore, there is, in respect of a death occurring on or after January 1, 2002, no estate duty in relation to any movable property (including shares, debentures and warrants of the company). An individual shareholder who is a U.S. citizen or resident for U.S. estate tax purposes also will have the value of the shares included in the individual’s gross estate for U.S. estate tax purposes. Individuals who are domiciled in Singapore should consult their own tax advisors regarding the Singapore estate tax consequences of their investment.

PLAN OF DISTRIBUTION

      We may sell our debt securities, ordinary shares and warrants through underwriters, agents, dealers, or directly to one or more purchasers. We may distribute these securities from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

      The prospectus supplement for the securities we sell will describe that offering, including:

•	the identity of any underwriters, and, if required, of any dealers or agents;

•	the amount of securities sold, the public offering price and consideration paid, and the proceeds we will receive from that sale;

•	the place and time of delivery for the securities being sold;

•	whether or not the securities will trade on any securities exchanges or the Nasdaq Stock Market.

•	the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other material terms of the distribution of securities.

Use of Underwriters, Agents and Dealers

      We may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement. In the case of offerings of debt securities and ordinary shares, we may grant underwriters who participate in the distributions an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

      We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

      Underwriters may sell these securities to or through dealers. Alternatively, we may sell the securities in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such securities to the public at varying prices to be determined by the dealers at the time of the resale. We may also sell any of the securities offered with this prospectus through other agents designated by us from time to time. Any such dealers or agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement. We will identify any agent or dealer involved in the offer or sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us to these agents and dealers, in the applicable prospectus supplement.

      In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. We will disclose any material arrangements in the applicable prospectus supplement.

      The underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the securities may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

      Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Indemnification and Contribution

      We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

LEGAL MATTERS

      Certain legal matters with respect to the ordinary shares offered by this prospectus will be passed upon for us by Allen & Gledhill, Singapore, and, in the case of the debt securities and warrants offered by this prospectus, by Fenwick & West LLP, Palo Alto, California.

EXPERTS

      Our consolidated financial statements and schedules appearing in our Annual Report on Form 10-K for the fiscal year ended March 31, 2002 filed with the Securities and Exchange Commission on May 3, 2002, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. In that report, that firm states that with respect to The DII Group, Inc. its opinion is based on the report of other independent public accountants, namely Deloitte & Touche LLP. The consolidated financial statements and supporting schedules referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in giving said reports.

      The consolidated financial statements and schedules of The DII Group, Inc. as of January 2, 2000 for the year ended January 2, 2000, incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 31, 2002, incorporated by reference in this registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available on the web site at “http://www.sec.gov.”

      We “incorporate by reference” in this prospectus information from other documents that we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2002;

•	our Current Report on Form 8-K dated May 8, 2002; and

•	the description of our ordinary shares contained in our Registration Statement on Form 8-A dated January 31, 1994.

      You may request a copy of these filings, at no cost, by writing or telephoning us at:

Flextronics International Ltd.

2090 Fortune Drive
San Jose, California 95131
Attention: Laurette Slawson Hartigan
Vice President, Treasurer
Telephone: (408) 576-7000

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement, other than any information superseded by a later prospectus supplement or a later document filed with the Securities and Exchange Commission and incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

$1,000,000,000

Flextronics International Ltd.

Debt Securities

Ordinary Shares

Warrants

PROSPECTUS

                    , 2002

PART II.     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee	$92,000.00
Printing and engraving expenses	100,000.00
Legal expenses	200,000.00
Blue Sky expenses	5,000.00
Accounting fees and expenses	10,000.00
Miscellaneous	43,000.00

$450,000.00

Item 15.     Indemnification of Directors and Officers.

      Article 155 of the Flextronics articles provides that, subject to the Singapore Companies Act, every director or other officer shall be entitled to be indemnified by Flextronics against all liabilities incurred by him in the execution and discharge of his duties or in relation thereto, including any liability in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of Flextronics and in which judgment is given in his favor, or the proceedings otherwise disposed of without finding or admission of any material breach of duty; in which he is acquitted; or in connection with any application under any statute for relief from liability for any act or omission in which relief is granted to him by the court.

      In addition, no director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, joining in any receipt or other act for conformity, any loss or expense happening to Flextronics, through the insufficiency or deficiency of title to any property acquired by order of the directors for Flextronics or for the insufficiency or deficiency of any security upon which any of the moneys of Flextronics are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, willful default, breach of duty or breach of trust.

      Section 172 of the Companies Act prohibits a company from indemnifying its directors or officers against liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability except where the liability arises out of conduct involving dishonesty or a willful breach of duty, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application in relation to liability in which relief is granted to him by the court.

      Flextronics has entered into indemnification agreements with its officers and directors. These indemnification agreements provide Flextronics’ officers and directors with indemnification to the maximum extent permitted by the Companies Act. Flextronics has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Companies Act.

Item 16.     Exhibits.

		Incorporated By Reference

Exhibit				Filing	Exhibit	Filed	To be Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith	by Amendment

1.01	Form of Underwriting Agreement for ordinary shares.					X
1.02	Form of Underwriting Agreement for debt securities.					X
4.01	Memorandum and New Articles of Association of the Registrant.	10-Q	000-23354	02-09-01	3.1
4.02	Form of Indenture for senior debt securities.					X
4.03	Form of senior debt security.					X
4.04	Form of Indenture for subordinated debt securities.					X
4.05	Form of subordinated debt security.					X
4.06	Form of standard provisions for warrant to purchase debt securities.						X
4.07	Form of standard provisions for warrant to purchase ordinary shares.						X
4.08	Indenture dated as of October 15, 1997 between Registrant and State Street Bank and Trust Company of California, N.A., as trustee.	8-K	000-23354	10-22-97	10.1
4.09	U.S. Dollar Indenture dated June 29, 2000 between the Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee.	10-Q	000-23354	08-14-00	4.1
4.10	Euro Indenture dated as of June 29, 2000 between Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee.	10-Q	000-23354	08-14-00	4.2
4.11	Credit Agreement dated April 3, 2000 among the Registrant and its subsidiaries designated under the Credit Agreement as borrowers from time to time, the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent (the “Flextronics International Credit Agreement).*	10-K	000-23354	06-13-00	10.26

Incorporated By Reference

Exhibit				Filing	Exhibit	Filed	To be Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith	by Amendment

4.12	Credit Agreement dated as of April 3, 2000 among Flextronics International USA, Inc., The DII Group, Inc., the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank, as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent (the “Flextronics USA Credit Agreement”).*	10-K	000-23354	06-13-00	10.27
4.13	Amendment, dated as of June 15, 2000, to the Flextronics USA Credit Agreement.*	10-Q	000-23354	11-14-00	10.01
4.14	First Amendment, dated as of April 3, 2001, to the Flextronics International Credit Agreement.*	10-K	000-23354	06-29-01	4.07
4.15	Second Amendment, dated as of April 3, 2001, to the Flextronics USA Credit Agreement.*	10-K	000-23354	06-29-01	4.08
5.01	Opinion of Allen & Gledhill.						X
5.02	Opinion of Fenwick & West LLP.						X
12.01	Statement regarding computation of ratios of earnings to fixed charges.					X
23.01	Consent of Arthur Andersen LLP.					X
23.02	Consent of Deloitte & Touche LLP.					X
23.03	Consent of Allen & Gledhill (included in Exhibit 5.01).						X
23.04	Consent of Fenwick & West LLP (included in Exhibit 5.02).						X
24.01	Power of Attorney (see page II-4).					X
25.01	Statement of Eligibility of Trustee on Form T-1.					X

*	Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Item 17.     Undertakings.

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 4th day of June, 2002.

FLEXTRONICS INTERNATIONAL LTD.

By: /s/ MICHAEL E. MARKS

Michael E. Marks
Chairman of the Board,
Chief Executive Officer and
Authorized U.S. Representative

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Michael E. Marks, Robert R.B. Dykes and Thomas J. Smach and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including any and all amendments, including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL E. MARKS Michael E. Marks	Chairman of the Board and Chief Executive Officer (principal executive officer)	June 4, 2002

/s/ ROBERT R.B. DYKES Robert R.B. Dykes	President, Systems Group and Chief Financial Officer (principal financial officer)	June 4, 2002

/s/ THOMAS J. SMACH Thomas J. Smach	Vice President, Finance (principal accounting officer)	June 4, 2002

/s/ MICHAEL J. MORITZ Michael J. Moritz	Director	June 5, 2002

/s/ RICHARD L. SHARP Richard L. Sharp	Director	June 5, 2002

/s/ PATRICK FOLEY Patrick Foley	Director	June 5, 2002

Signature	Title	Date

/s/ CHUEN FAH ALAIN AHKONG Chuen Fah Alain Ahkong	Director	June 5, 2002

/s/ GOH THIAM POH TOMMIE Goh Thiam Poh Tommie	Director	June 5, 2002

EXHIBIT INDEX

		Incorporated By Reference

Exhibit				Filing	Exhibit	Filed	To be filed
No.	Exhibit	Form	File No.	Date	No.	Herewith	by Amendment

1.01	Form of Underwriting Agreement for ordinary shares.					X
1.02	Form of Underwriting Agreement for debt securities.					X
4.01	Memorandum and New Articles of Association of the Registrant.	10-Q	000-23354	02-09-01	3.1
4.02	Form of Indenture for senior debt securities.					X
4.03	Form of senior debt security.					X
4.04	Form of Indenture for subordinated debt securities.					X
4.05	Form of subordinated debt security.					X
4.06	Form of standard provisions for warrant to purchase debt securities.						X
4.07	Form of standard provisions for warrant to purchase ordinary shares.						X
4.08	Indenture dated as of October 15, 1997 between Registrant and State Street Bank and Trust Company of California, N.A., as trustee.	8-K	000-23354	10-22-97	10.1
4.09	U.S. Dollar Indenture dated June 29, 2000 between the Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee.	10-Q	000-23354	08-14-00	4.1
4.10	Euro Indenture dated as of June 29, 2000 between Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee.	10-Q	000-23354	08-14-00	4.2
4.11	Credit Agreement dated April 3, 2000 among the Registrant and its subsidiaries designated under the Credit Agreement as borrowers from time to time, the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent (the “Flextronics International Credit Agreement).*	10-K	000-23354	06-13-00	10.26

Incorporated By Reference

Exhibit				Filing	Exhibit	Filed	To be filed
No.	Exhibit	Form	File No.	Date	No.	Herewith	by Amendment

4.12	Credit Agreement dated as of April 3, 2000 among Flextronics International USA, Inc., The DII Group, Inc., the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank, as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent (the “Flextronics USA Credit Agreement”).*	10-K	000-23354	06-13-00	10.27
4.13	Amendment, dated as of June 15, 2000, to the Flextronics USA Credit Agreement.*	10-Q	000-23354	11-14-00	10.01
4.14	First Amendment, dated as of April 3, 2001, to the Flextronics International Credit Agreement.*	10-K	000-23354	06-29-01	4.07
4.15	Second Amendment, dated as of April 3, 2001, to the Flextronics USA Credit Agreement.*	10-K	000-23354	06-29-01	4.08
5.01	Opinion of Allen & Gledhill.						X
5.02	Opinion of Fenwick & West LLP.						X
12.01	Statement regarding computation of ratios of earnings to fixed charges.					X
23.01	Consent of Arthur Andersen LLP.					X
23.02	Consent of Deloitte & Touche LLP.					X
23.03	Consent of Allen & Gledhill (included in Exhibit 5.01).						X
23.04	Consent of Fenwick & West LLP (included in Exhibit 5.02).						X
24.01	Power of Attorney (see page II-4).					X
25.01	Statement of Eligibility of Trustee on Form T-1.					X

*	Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.